Exhibit 99.1

                  Barnes & Noble Discloses Shareholder Lawsuit



    NEW YORK--(BUSINESS WIRE)--July 12, 2006--Barnes & Noble, Inc. (NYSE: BKS) today announced that a shareholder has filed a derivative complaint in New York County Supreme Court alleging improprieties in the company's issuance of stock options. The complaint names certain current and former executives of Barnes & Noble, as well as certain members of the Board of Directors.
    Barnes & Noble believes there is no merit to the complaint and that its practices with respect to the issuance of stock options have always been entirely appropriate and in full compliance with all applicable laws and regulations. However, the Board believes as a matter of good corporate governance that it is prudent to have the Audit Committee review Barnes & Noble's stock option practices. The Committee will retain independent legal counsel and report its findings to the Board once the review has been completed.

    About Barnes & Noble, Inc.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 797 bookstores in 50 states. For the fifth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.
    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com.


    CONTACT: Media:
             Mary Ellen Keating
             Senior Vice President, Corporate Communications
             Barnes & Noble, Inc.
             212-633-3323
             mkeating@bn.com
             or
             Investor:
             Joseph J. Lombardi
             Chief Financial Officer
             Barnes & Noble, Inc.
             212-633-3215
             jlombardi@bn.com